October 30, 2007



Mr. Peter P.W. Tse
Group Executive Director and Chief Financial Officer
CLP Holdings Limited
147 Argyle Street
Kowloon,
Hong Kong Special Administrative Region, China

	Re:	CLP Holdings Limited
		Form 20-F for fiscal year ended December 31, 2006
		Filed June 22, 2007
      File No. 333-08176

Dear Mr. Tse:

	We have completed our review of your Form 20-F and related filings and have no further comments at this time.

								Sincerely,



								William Choi
      Branch Chief


UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-3561

   DIVISION OF
CORPORATION FINANCE
MAIL STOP 3561